UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 7, 2005

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5800 Armada Drive, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 602-3292

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

1. Letter Agreement with PointSource Technologies, LLC:

On January 7, 2005, JMAR entered into a binding letter agreement ("Agreement") with PointSource Technologies, LLC ("PST") providing for the execution of a License Agreement with PST granting JMAR an exclusive license covering all PST patents and other intellectual property related to the manufacture and sale of scattered-radiation based products used to detect or classify microorganisms in water and other media. The Agreement also provides for the transfer of substantially all equipment and other tangible property of PST to JMAR. The parties expect to execute a definitive license agreement and related documents by no later than January 21, 2005 ("Effective Date"). On the Effective Date, JMAR will issue PST 520,000 shares of JMAR common stock ("Shares") and Warrants to purchase 333,333 shares of JMAR common stock ("Warrant Shares"), with an exercise price of $1.38 per share, and a term of 5 years.

Pursuant to the License Agreement, JMAR will also pay PST a royalty payment equal to 2.5% of net sales of the licensed products for a six year period. JMAR may reduce the royalty to 1.25% after four years if JMAR is no longer using the PST intellectual property. JMAR may also extend the license term beyond the initial 6 year term at the same 2.5% royalty rate with the addition of a minimum annual royalty to be negotiated by the parties prior to such extension. Pursuant to the Agreement, on the Effective Date JMAR will also enter into a Registration Rights Agreement with PST obligating JMAR to include the Shares and Warrant Shares in a registration statement to be filed within 30 days after the Effective Date and to use its best efforts to have the registration statement declared effective within 90 days thereafter. Pursuant to the Registration Statement, the holders of the registered shares will agree to certain volume limitations on their sale of the shares.

2. Extension of Closing Date under LXT Purchase Agreement; Discussion of Modifications to Purchase Agreement:

Under the terms of the Agreement for the Purchase and Sale of Assets, dated September 7, 2004, between JMAR and Gregory Quist and David Drake, doing business as The LXT Group ("LXT") (the "Purchase Agreement"), the closing of the sale of the LXT assets to JMAR was originally scheduled for January 7, 2005, subject to the satisfaction of certain closing conditions, including the achievement of product development, budget and marketing milestones and JMAR’s satisfaction with certain intellectual property matters. A copy of this agreement was previously filed as Exhibit 10.1 to JMAR’s Form 8-K, dated September 9, 2004. Because certain of the closing conditions were not satisfied as of January 7, 2005, the closing date has been extended pending discussions by LXT and JMAR of the resolution of these closing conditions and the modification to certain of the terms of the Purchase Agreement.

Item 8.01. Other Events.

1. On December 17, 2004, JMAR and the National Aeronautics and Space Administration (NASA) entered into a License Agreement granting JMAR an exclusive license to U.S. Patent No. 6,313,908 ("Apparatus and Method Using Holographic Optical Element for Converting a Spectral Distribution to Image Points") (issued November 6, 2001) for applications related to the detection and identification of light scattering media in liquids. The term of the license is for the unexpired term of the licensed patent. The license fee consists of an up-front payment of $5,000, plus a royalty of 1.5% of net sales of royalty-based products.

2. On January 13, 2005, JMAR issued a press release describing the execution of the letter agreement with PST, the status of the closing of the LXT purchase agreement, the execution of the NASA license and other matters related to the BioSentry program. The full text of JMAR's press release is filed with this Report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1 - Press Release issued on January 13, 2005 describing the execution of the letter agreement with PST, the status of the closing of the LXT purchase agreement, the execution of the NASA license and other matters related to the BioSentry program.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

January 13, 2005	By:	Joseph G. Martinez

Name: Joseph G. Martinez
Title: Senior Vice President & General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued on January 13, 2005 describing the execution of the letter agreement with PointSource Technologies, LLC, the status of the closing of the LXT purchase agreement, the execution of the NASA license and other matters related to the BioSentry program